Exhibit 99.1

news

FOR IMMEDIATE RELEASE

INVESTOR CONTACT: Mark Kimbrough 615-344-2688	MEDIA CONTACT: Ed Fishbough 615-344-2810

HCA HEALTHCARE APPOINTS MEG CROFTON AS NEW

INDEPENDENT DIRECTOR

NASHVILLE, Tenn., February 21, 2019 – HCA Healthcare (NYSE: HCA) today announced that its board of directors has appointed Meg Crofton as an independent director, effective March 1, 2019. With her addition, HCA Healthcare’s board of directors increases from 12 to 13 members. Ms. Crofton will also serve as a member of HCA Healthcare’s compensation committee and patient safety and quality of care committee.

Ms. Crofton spent the majority of her professional career at The Walt Disney Company (NYSE: DIS) (“Disney”) until her retirement in 2015. During her tenure at Disney, Ms. Crofton held positions of increasing responsibility, most recently as president of Disney’s parks and resorts operations, U.S. and France. From 2006 to 2013, Ms. Crofton also served as president of Walt Disney World, the largest site in Disney’s parks and resorts division.

“Meg Crofton’s career-long commitment to exceptional customer service is reflected in her more than three decades of experience at one of the world’s leading hospitality corporations,” said Sam Hazen, CEO of HCA Healthcare. “Meg’s experience and expertise will greatly complement HCA Healthcare’s patient-centered focus on the care and improvement of human life. We could not be more excited to announce her decision to join our Board.”

Ms. Crofton holds a B.A. in marketing and an M.B.A. from Florida State University.

About HCA Healthcare

Nashville-based HCA Healthcare is one of the nation’s leading providers of healthcare services, comprising 185 hospitals and approximately 1,800 sites of care, including surgery centers, freestanding ERs, urgent care centers, and physician clinics, in 21 states and the United Kingdom. With its founding in 1968, HCA Healthcare created a new model for hospital care in the United States, using combined resources to strengthen hospitals, deliver patient-focused care and improve the practice of medicine. HCA Healthcare has conducted a number of clinical studies, including one that demonstrated that full-term delivery is healthier than early elective delivery of babies and another that identified a clinical protocol that can reduce bloodstream infections in ICU patients by 44 percent. HCA Healthcare is a learning healthcare system that uses its more than 31 million annual patient encounters to advance science, improve patient care and save lives. Please click here to connect with HCA Healthcare on social media.

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All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this document refer to HCA Healthcare, Inc. and its affiliates.